                                                                [Execution Copy]
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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                          PBS NORTHWEST, INCORPORATED,

                THE SHAREHOLDERS OF PBS NORTHWEST, INCORPORATED,

                                       AND

                             PSS PBS NORTHWEST, INC.
















DATED:  MAY 8, 1996


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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

1.1.     Purchase and Sale ................................................   1
1.2.     Purchaser Not Successor to the Seller; Excluded Liabilities ......   2
1.3.     Purchase Price ...................................................   3
1.4.     Closing ..........................................................   3
1.5.     Instruments of Conveyance and Transfer ...........................   3
1.6.     Post-Closing Assurances ..........................................   3
1.7.     Assignment of Contracts, Rights ..................................   4

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1.     Representations and Warranties by Seller and Shareholders ........    4

          (a)    Organization, Standing and Power ........................     4
          (b)    Authority; Binding Agreements ...........................     4
          (c)    Capitalization; Equity Interests ........................     4
          (d)    Conflicts; Consents .....................................     4
          (e)    Financial Information ...................................     5
          (f)    Absence of Changes ......................................     6
          (g)    Assets, Property and Related Matters; Real Property .....     6
          (h)    Patents, Trademarks and Similar Rights ..................     6
          (i)    Agreements, Etc .........................................     7
          (j)    Litigation, Etc .........................................     7
          (k)    Compliance; Governmental Authorizations .................     7
          (l)    Labor Relations; Employees ..............................     8
          (m)    Accounts Receivable .....................................     9
          (n)    Customers ...............................................     9
          (o)    Accounts Payable ........................................     9
          (p)    Related Party Transactions ..............................     9
          (q)    Billing and Collection Practices ........................    10
          (r)    Taxes ...................................................    10
          (s)    Disclosure ..............................................    11
          (t)    Brokers .................................................    11
          (u)    Bulk Sales ..............................................    11


                                        i

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
                                                                            Page
                                                                            ----
2.2.     Representations and Warranties by Purchaser ......................   11

          (a)    Organization, Standing and Power ........................    11
          (b)    Authority; Binding Agreements ...........................    11
          (c)    Conflicts; Consents .....................................    11
          (d)    Brokers .................................................    12
          (e)    Review by Purchaser .....................................    12



                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

3.1.     Expenses; Sales Taxes ............................................   12
3.2.     Further Assurances ...............................................   12
3.3.     Non-Disclosure ...................................................   12
3.4.     Confidentiality; Non-Competition .................................   13
3.5.     Use of Name ......................................................   14

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

4.1.     Conditions of Obligations of the Purchaser .......................   14

          (a)    Authorization ...........................................    14
          (b)    Representations and Warranties ..........................    14
          (c)    Consents, Amendments and Terminations ...................    14
          (d)    Bill of Sale; Assignment ................................    14
          (e)    Financial Results .......................................    14
          (f)    Customers; Customer Contracts ...........................    15
          (g)    Opinion of Counsel ......................................    15
          (h)    Financial Statements ....................................    15
          (i)    Due Diligence ...........................................    15
          (j)    Financing ...............................................    15
          (k)    Employment Agreements ...................................    15
          (l)    Other Documents .........................................    16

4.2.     Conditions of Obligations of the Seller and Shareholders .........   16

          (a)    Authorization ...........................................    16
          (b)    Representations and Warranties ..........................    16
          (c)    Assignment ..............................................    16
          (d)    Employment Agreements ...................................    16
          (e)    Opinion of Counsel ......................................    16
          (f)    Purchase Price; Noncompete Payment ......................    16

                                       ii

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
                                                                            Page
                                                                            ----
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          (g)    Other Documents..........................................    16

                                    ARTICLE V
                                    INDEMNITY

5.1.   Indemnification ....................................................   16
5.2.   Limitations ........................................................   18
5.3.   No Election ........................................................   18

                                   ARTICLE VI
                                  MISCELLANEOUS

6.1.   Entire Agreement ...................................................   18
6.2.   Acknowledgement by Purchaser .......................................   19
6.3.   Descriptive Headings; Certain Interpretations ......................   19
6.4.   Notices ............................................................   19
6.5.   Counterparts .......................................................   20
6.6.   Survival ...........................................................   20
6.7.   Benefits of Agreement ..............................................   21
6.8.   Amendments and Waivers .............................................   21
6.9.   Assignment .........................................................   21
6.10.  Enforceability .....................................................   21
6.11.  Attorney Fees and Costs; Remedies for Misrepresentation.............   21
6.12.  GOVERNING LAW; JURISDICTION.........................................   22


                                       iii

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                                    Schedules

1.1(a)(i)      Intellectual Property
1.1(a)(iv)     Computers, Equipment, etc.
1.1(a)(ix)     Acquired Agreements
1.2(a)         Assumed Liabilities
1.2(b)         Unassumed Liabilities
1.3(b)         Acquired Assets Allocation
2.1(c)         Capitalization
2.1(d)(ii)     Waivers and Consents
2.1(e)         Financial Statements
2.1(e)(ii)     Unlisted Liabilities
2.1(f)         Absence of Changes
2.1(g)(ii)     Leased Property
2.1(i)         Agreements
2.1(j)         Litigation
2.1(k)         Licenses and Permits
2.1(l)(ii)     Employee Plans
2.1(m)         Accounts and Notes Receivable
2.1(n)         Customers
2.1(o)         Accounts Payable
2.1(p)         Related Party Transactions
2.1(q)         Billing and Collection Practices


                                    Exhibits

A    Form of Employment Agreement
B    Form of Bill of Sale
C    Form of Assignment
D    Form of Opinion of Counsel of the Seller and the Shareholders
E    Form of Opinion of Counsel of the Purchaser



                                       iv

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               ASSET PURCHASE AGREEMENT, dated May 8, 1996, among PBS Northwest,
Incorporated, an Oregon corporation (the "Seller"), Judy M. Heald ("Heald"), Margaret A. Fay ("Fay"), Rochelle Marie Scrivens ("Scrivens"), Virginia Carol Meeuwsen ("Meeuwsen" and, together with Heald, Fay and Scrivens, collectively referred to herein as the "Shareholders") and PSS PBS Northwest, Inc., a Delaware corporation (the "Purchaser").

                                  Introduction

               The Seller is engaged in providing billing, accounts receivable management, practice management, pension bookkeeping (the latter service limited to the Tacoma, Washington location) and other related services to physicians and physician groups (the "Business") and the Seller owns certain assets that relate to the Business. Subject to the terms and conditions of this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets, tangible and intangible, associated with the Business.

               As a condition to the Purchaser's acquisition of the assets of the Seller, each of the Shareholders, who together own all of the issued and outstanding capital stock of the Seller, will enter into an employment agreement with the Purchaser.

               In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

               1.1. Purchase and Sale. (a) The Seller shall sell, convey, transfer and assign to the Purchaser, and the Purchaser shall purchase from the Seller, on the Closing Date (as defined in Section 1.4), the Acquired Assets. "Acquired Assets" means all properties, assets (tangible or intangible), and rights of the Seller used or held in connection with the Business as of the Closing Date (which for the purposes of this Section 1.1 shall include any other business undertaken or contemplated by the Seller), including the following:

               (i) all tradenames, trademarks, service marks, patents and copyrights listed on Schedule l.1(a)(i), and all licenses, franchises, formula, know-how and other intangible assets used in connection with the Business and all registrations and applications for any of the foregoing and all goodwill associated with any of the foregoing;

               (ii) all technologies, methods, formulations, software (including documentation and object and source code listings), trade and business secrets, know-how, inventions, package designs and other processes or proprietary information used or under development for use in the Business;

               (iii) all information, customer lists, price lists, identification of suppliers, correspondence, data, drawings, recorded knowledge, customer files, account histories, sales literature and commercial materials relating to the Business; all sales data and other information relating to selling and providing the services relating to the Business; all accounting information pertaining to the Business;

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               (iv)  all  computers,  equipment,  tools,  machinery,  furniture, furnishings, leasehold improvements, automobiles, trucks, other vehicles and similar tangible property used or held in connection with the Business, subject to such additions and subtractions thereto as are necessary to reflect acquisitions and dispositions, as appropriate, from the date hereof through the Closing Date in accordance with the terms of this Agreement, and as listed on Schedule 1.1(a)(iv);

               (v) all books, records, production data, publications, computer files, databases, data, manuals and other materials relating to the Business;

               (vi) all leasehold interests in real property used in connection with the Business;

               (vii) all supplies and inventories used or held in connection with the Business;

               (viii) all accounts and other receivables and indebtedness owed to the Seller in connection with the Business, cash and cash equivalents on hand and in banks (in the aggregate amount of $5,000), and investment and other securities on hand and in accounts, pre-paid expenses, security deposits and any other current assets, but specifically excluding any funds representing the Purchase Price;

               (ix)  all  written  or  oral   contracts,   agreements  or  other
        arrangements relating to the Business, as listed on Schedule 1.1(a)(ix);

               (x) all rights and claims, including refunds, with respect to all Assumed Liabilities (as defined in Section 1.2(a) below);

               (xi) all transferable governmental licenses,  permits, approvals,
        registrations,   certificates   of  occupancy  and  license  and  permit
        applications relating to the Business;

               (xii) all goodwill relating to the Business;

               (xiii) all other assets reflected on the balance sheet included in the Closing Date Financial Statement (as defined in Section 4.1(i)) for the Seller.

               1.2. Purchaser Not Successor to the Seller; Excluded Liabilities.
(a) The Seller shall sell, convey, transfer and assign to the Purchaser, and the Purchaser shall assume from the Seller, on the Closing Date, the Assumed
Liabilities. "Assumed Liabilities" means those obligations of the Seller identified as such on Schedule 1.2(a). Except for the Assumed Liabilities, the Purchaser shall not be the successor to the Seller and the Purchaser does not assume and shall not become liable to pay, perform or discharge any obligation or liability whatsoever of the Seller or relating to any of the Acquired Assets (all such obligations and liabilities being, collectively, the "Unassumed Liabilities").

               (b) The term "Unassumed Liabilities" includes, and the Purchaser expressly is not assuming any liabilities of the Seller not specifically identified as an Assumed Liability on Schedule 1.2(a).

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               1.3.  Purchase  Price.  (a) The  purchase  price  (the  "Purchase
Price") for the Acquired Assets and the agreement not to compete of the Seller set forth in Section 3.4 shall be cash in the amount of $2,910,000, of which $2,900,000 is payable as consideration for the Acquired Assets and $10,000 is payable to the Seller as consideration for its agreement not to compete. The Shareholders shall be compensated for their agreement not to compete as set forth in Section 3.4. The Purchaser shall pay the Purchase Price at Closing. Such payment shall be made by certified or bank check or checks, or, at the option of the Seller, by wire transfer to an account of the Seller designated to the Purchaser. The Seller shall provide the Purchaser with notice of the exercise of such option and the designation of such account, such notice to be delivered not less than three business days before the Closing.

               (b) The Seller and the Purchaser agree that the allocation among the Acquired Assets of the Purchase Price will be as set forth on Schedule 1.3(b), which is in accordance with the guidelines of the Internal Revenue Service (the "IRS"). The Seller and the Purchaser agree that such allocation is fair and equitable. The parties agree to be bound by such allocation for all purposes, including for purposes of all Federal, state, local and foreign tax returns filed by them subsequent to the Closing Date, the determination by the Seller of taxable gain or loss on the sale of the Acquired Assets and the determination by the Purchaser of its tax basis in the Acquired Assets.

               1.4. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, or such other place as the Seller and the Purchaser shall agree, at 10:00 a.m. (Eastern time zone) on the later of May 8, 1996 and the date on which all conditions set forth in Article IV shall have been satisfied or waived, or such other date and time agreed to by the Seller and the Purchaser (such date of the Closing being hereinafter called the "Closing Date").

               1.5. Instruments of Conveyance and Transfer. At the Closing, the Seller shall deliver to the Purchaser such bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment (in a form satisfactory to the Seller and the Purchaser) as shall be necessary in the reasonable judgment of the Purchaser to transfer, convey and assign the Acquired Assets to the Purchaser.

               1.6. Post-Closing Assurances. The Seller and the Shareholders shall pay to the Purchaser any amounts which shall be received by the Seller or any Shareholder after the Closing Date which constitute Acquired Assets. The Seller and the Shareholders shall, at any time and from time to time after the Closing Date, upon the reasonable request of the Purchaser, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to the Purchaser, or for the aiding and assisting in the reducing to possession by the Purchaser of, any of the Acquired Assets. In connection with the foregoing, from and after the Closing Date, the Purchaser shall have the right and authority to endorse, without recourse, the name of the Seller on any check or similar negotiable instrument received by the Purchaser constituting Acquired Assets transferred, conveyed and assigned to the Purchaser hereunder.

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               1.7. Assignment of Contracts, Rights. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement or attempt to transfer, sublease or assign any contract, license, lease, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom or any governmental permit, license, approval, registration or certificate of occupancy if an attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the Purchaser's rights to receive the benefits thereunder.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

               2.1. Representations and Warranties by Seller and Shareholders. The Seller and the Shareholders jointly and severally represent and warrant to the Purchaser as follows:

               (a) Organization, Standing and Power. The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller is duly qualified to do business and is in good standing in the State of Washington.

               (b) Authority; Binding Agreements. (i) Each of the Shareholders has the legal power and capacity to enter into this Agreement, an employment agreement with the Purchaser in the form of Exhibit A (the "Employment Agreements"), and all other agreements to which such Shareholder is a party as contemplated by this Agreement. This Agreement, the Employment Agreements and such other agreements are, or upon execution and delivery thereof will be, the valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms.

               (ii) The execution and delivery of this Agreement, the Bill of Sale (the "Bill of Sale") substantially in the form of Exhibit B, the Assignment and Assumption (the "Assignment") substantially in the form of Exhibit C, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Seller. The Seller has all requisite corporate power and authority to enter into this
Agreement, the Bill of Sale and the Assignment and to consummate the transactions contemplated hereby and thereby and the Seller has duly executed and delivered this Agreement. This Agreement is, and upon execution and delivery, the Bill of Sale and the Assignment will be, the valid and binding obligations of the Seller enforceable in accordance with their respective terms.

               (c) Capitalization; Equity Interests. Schedule 2.1(c) sets forth a true and complete description of the authorized and issued capital stock, and holder of record of such stock, of the Seller. The Shareholders own of record and beneficially all of the issued and outstanding capital stock of the Seller as set forth on Schedule 2.1(c). The Seller does not have any subsidiaries and does not own or hold any equity or other security interests in any other entity.

               (d) Conflicts; Consents. Neither the execution and delivery of this Agreement, the Employment Agreements, the Bill of Sale, the Assignment, the consummation of the transactions

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contemplated  hereby or thereby nor compliance by the Seller or the Shareholders with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Seller,
(ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any material note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Seller or any
Shareholder is a party, or by which the Seller or any Shareholder or the Seller's or any Shareholder's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents were obtained before the Closing (which waivers or consents are set forth in Schedule 2.1(d)(ii)), (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Acquired Assets or (iv) result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Acquired Assets. No consent or approval by, or any notification of or filing with, any person, firm, corporation, partnership, joint venture, association or entity (governmental or
private)  (each,  a  "person"  and  collectively,   "persons")  is  required  in
connection with the execution, delivery and performance by the Seller or any Shareholder, as applicable, of this Agreement, the Employment Agreements, the
Bill  of  Sale,  the  Assignment  or  the   consummation  of  the   transactions
contemplated hereby or thereby.

               (e) Financial Information. (i) The following financial statements are attached hereto as Schedule 2.1(e):

               (A) the consolidated balance sheets of the Seller at December 31, 1994 and 1995 and the related statements of operations for the years ended December 31, 1994 and 1995; and

               (B) the monthly balance sheets of the Seller as of the end of each month commencing January 1, 1996 through the month end prior to the date of this Agreement and the related statement of operations for each such month, certified by the chief executive officer and the chief financial officer of the Seller.

Except as indicated on Schedule 2.1(e), all such financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) applied on a basis consistent with prior periods and are true, accurate and complete. The balance sheets of the Seller as at the dates set forth present fairly the financial position of the Seller as at the dates thereof, and the related statements of operations of the Seller for each of the respective specified periods then ended present fairly the results of operations of the Seller for each of the respective periods then ended. For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

               (ii) There were no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of the Business or the Acquired Assets which were required to be, in accordance with GAAP, and were not shown or provided for on the balance sheets of the Seller to which such liabilities or obligations related. All reserves established by the Seller for the Business are reflected on the balance sheets of the Seller and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting

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

Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheet.

               (f) Absence of Changes. Except as set forth in Schedule 2.1(f), since April 30, 1996, the Business has been operated in the ordinary course consistent with past practice.

               (g) Assets, Property and Related Matters; Real Property. (i) The Seller has good title to, or a valid leasehold interest in, as applicable, all of the Acquired Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind. The Acquired Assets constitute all of the properties, interests, assets and rights held for use or used in connection with the Business and constitute all those necessary to continue to operate the Business consistent with current and historical practice.

               (ii) The Seller does not own any real property in connection with the Business. The real property leased in connection with the Business consists only of the leased property located at 314 South K Street, Tacoma, Washington (the "Tacoma Property") and the real property located at 5201 S.W. Westgate Drive, Portland, Oregon (the "Portland Property"). Schedule 2.1(g)(ii) sets forth a list and brief description of all personal property held for use or used in connection with the Business. Schedule 2.1(g)(ii) sets forth the name of the lessor and requirement of consent of the lessor to assignment and the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options under the Tacoma Property, the Portland Property and all personal property leases. With respect to property leased by the Seller in connection with the Business, (I) the Seller is the owner and holder of all the leasehold interests and estates purported to be granted by such leases, (II) to the knowledge of the Seller and the Shareholders, all leases to which the Seller is a party are in full force and effect and constitute valid and binding obligations of the Seller and, to the knowledge of the Seller and the Shareholders, of the other parties thereto, enforceable in accordance with their terms and (III) the Seller has made available to the Purchaser true and complete copies of all leases referred to in Schedule 2.1(g)(ii). To the knowledge of the Seller and the Shareholders, there exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by the Seller or by any lessor under any lease. The Seller has not, and to the knowledge of the Seller and the Shareholders, no other person has, granted any oral or written right to anyone other than the Seller to lease, sublease or otherwise occupy any of the properties described in Schedule 2.1(g)(ii) through the end of the applicable lease periods.

               (iii) To the knowledge of the Seller and the Shareholders, the Seller's use of the Tacoma Property and the Portland Property does not violate any restrictive covenants and conforms to applicable Federal, state and local laws and regulations. No condemnation proceeding is pending or, to the knowledge of the Seller or any Shareholder, threatened which would preclude or impair the use of the Tacoma Property or the Portland Property by the Seller for the uses for which they are intended.

               (h) Patents, Trademarks and Similar Rights. Schedule 1.1(a)(i) contains a complete list of all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings), know-how, trade secrets and other intellectual property rights (collectively, the "Intellectual

Property") owned, licensed or used in the Business. To the knowledge of the Seller and the Shareholders, no Intellectual Property infringes any rights owned or held by any other person. There is no pending or, to the knowledge of the Seller and the Shareholders, threatened claim or litigation against the Seller contesting its right to use any Intellectual Property. To the knowledge of the Seller and the Shareholders, no person is infringing the rights of the Seller in any Intellectual Property. To the knowledge of the Seller and the Shareholders, no product or service sold by the Seller violates or infringes any intellectual property right owned or held by any other person. To the knowledge of the Seller, in the case of commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), neither the Seller nor any of its employees has made or is using any unauthorized copies of any such software programs at any location of the Business.

               (i) Agreements, Etc. To the knowledge of the Seller and the Shareholders, Schedule 2.1(i) contains a true and complete list and brief description of all written or oral contracts, agreements and other instruments to which a Seller is a party in connection with the Business (i) relating to indebtedness for money borrowed or capital leases, (ii) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (iii) relating to commitments in excess of $10,000, (iv) relating to the employment or compensation of any director, officer, employee, consultant or other agent of the Seller, (v) relating to the sale or other disposition of any assets, properties or rights, (vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (vii) between the Seller and any Shareholder or affiliates of any Shareholder, (viii) that restricts the operation of any part of the Business anywhere in the world or (ix) that is otherwise material to the Business or entered into other than in the ordinary course of business. To the knowledge of the Seller and the Shareholders, the Seller is not in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a material adverse effect on the business, operations or condition of the Business, and, to the knowledge of the Seller and the Shareholders, all such agreements or instruments are in full force and effect. The Seller has furnished to the Purchaser true and complete copies of all documents described in Schedule 2.1(i) other than customer contracts that are being provided pursuant to Section 4.1(f).

               (j) Litigation, Etc. To the knowledge of the Seller and the Shareholders, and except as set forth in Schedule 2.1(j), there have not been for the past five years, nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of the Business, the Acquired Assets, the Seller or any Shareholder, pending or threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. To the knowledge of the Seller and the Shareholders, there have not been for the past five years, nor are there, any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator or against the Seller or any Shareholder, or any of their assets, relating to or affecting the Business or the Acquired Assets.

               (k) Compliance; Governmental Authorizations. (i) The Seller has complied and is in compliance with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to the Business. The Seller has all Federal, state, local and foreign governmental licenses and permits necessary to conduct the Business as presently being conducted, which licenses and permits are set forth in Schedule 2.1(k). Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending, or, to the knowledge of the Seller or any Shareholder, threatened, to revoke or limit any thereof, and neither the Seller nor any Shareholder knows of any basis for any such proceeding.

               (ii) To the knowledge of the Seller and the Shareholders, there are no conditions relating to the Seller or the Business or relating to the Seller's ownership, use or maintenance of any real property leased by the Seller, and neither the Seller nor any Shareholder knows of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements. To the knowledge of the Seller and the Shareholders, the Seller has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in connection with the Business in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements.

               (l) Labor Relations; Employees. (i) Within the last five years, the Seller has not experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of the Seller and the Shareholders, there is no such dispute or work stoppage threatened against the Seller. To the knowledge of the Seller and the Shareholders, no employee of the Seller in respect of the Business is represented by any union or collective bargaining agent and, to the knowledge of the Seller and the Shareholders, there has been no union organizational effort in respect of any employees of the Seller within the past four years.

               (ii)  To  the  knowledge  of the  Seller  and  the  Shareholders,
Schedule 2.1(l)(ii) contains a list and a brief, general description of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which the Seller has any current or future obligation or liability in respect of the Business or under which any employee or former employee (or beneficiary of any employee or former employee) of the Seller in respect of the Business has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Seller has delivered to the Purchaser true and complete copies of (A) each Plan and (B) the summary plan description for each Plan.

               (iii) To the knowledge of the Seller and the Shareholders, with respect to each Plan the Seller has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Schedule 2.1(e).

               (iv) To the knowledge of the Seller and the Shareholders, except as described in the Plans delivered to the Purchaser, no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under
Section 4980(B) of the Code.

               (v) To the knowledge of the Seller and the Shareholders, the consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of the Seller to severance pay or termination benefits for which the Purchaser or any of its affiliates may become liable, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee for which the Purchaser or any of its affiliates may become liable or (C) except for the Assumed Liabilities, obligate the Purchaser or any of its affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of the Seller for periods before the Closing Date or for personnel whom the Purchaser does not actually employ.

               (m) Accounts Receivable. To the knowledge of the Seller and the Shareholders, Schedule 2.1(m) contains a true aged list of unpaid accounts and notes receivable relating to the Business as of the day immediately prior to the date of this Agreement, all of which, to the Seller's knowledge, were generated in the ordinary course of business, except as disclosed on Schedule 2.1(m).

               (n) Customers. Schedule 2.1(n) contains (i) a true and complete list of the customers of the Business for each of the years ended December 31, 1993, 1994 and 1995 and the period beginning January 1, 1996 and ended the month end prior to the date of this Agreement, (ii) a true and correct description of the effective date and expiration date and history of renewals for and commission revenue generated under contracts with each of the customers of the Business listed on Schedule 2.1(n), (iii) a true and complete list of all contracts pursuant to which the Seller provides goods or services to its customers (the "Client Contracts") and (iv) a true and correct description of
(A) the terms and conditions of each verbal Client Contract, (B) all verbal and written notices received by the Seller of any default or material dispute, or any intention to terminate, not renew or adversely modify any relationship, under any existing Client Contract, and (C) all loans or advances made by the Seller to or on behalf of its customers, which description includes the date of such loan or advance and the principal balance outstanding as of the date of this Agreement under each such loan or advance. To the knowledge of the Seller and the Shareholders, the Client Contracts are valid and enforceable in accordance with their respective terms. Except as set forth on Schedule 2.1(n), the Seller has not received any verbal or written notices of a default or material dispute, or an intention to terminate, not renew or adversely modify any relationship, under an existing Client Contract.

               (o) Accounts Payable. To the knowledge of the Seller and the Shareholders, Schedule 2.1(o) contains a true and complete list of all accounts payable relating to the Business as of the day immediately prior to the date of this Agreement.

               (p) Related Party Transactions. Except as set forth in Schedule 2.1(p), no current or former partner, director, officer or shareholder of the Seller or any associate or affiliate (as defined in the rules promulgated under the Securities Exchange Act of 1934) thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with the Business (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or shareholder or such associate) or (ii) to the knowledge of the Seller or any Shareholder, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of the Business, nor does any such person receive income from any source other than the Seller which relates to the Business or should properly accrue to the Seller in connection with the Business.

               (q) Billing and Collection Practices. (i) To the knowledge of the Seller and the Shareholders, the current practices and procedures of the Seller with respect to (A) billing on behalf of customers, (B) receiving and processing Medicare and Medicaid payments due to customers, (C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by the Seller for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation of the restriction on assignment as set forth in 42 U.S.C. 'ss'. 1395g(c), 42 U.S.C. 'ss'. 1395u(b)(6) and 42 U.S.C. 'ss'. 1396(a)(32), and the regulations promulgated thereunder or similar provisions of any state Medicaid program.

               (ii) The Seller is not engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation of any federal laws or the laws of any state (including (A) federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (D) federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services. Without limiting the generality of the foregoing, the Seller has not, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which, to the knowledge of the Seller or any Shareholder, was illegal under 42 U.S.C. 'ss'. 1320a-7b(b) or any similar state law.

               (iii) Except as set forth in Schedule 2.1(q), the Seller does not currently use, and has not in the past established or used, trust accounts in connection with the Business.

               (r) Taxes. To the knowledge of the Seller and the Shareholders, the Seller has timely filed with the appropriate governmental bodies all tax returns which are required to be filed, and has duly paid to the appropriate governmental bodies all taxes which are required to be paid, including, without limitation, all taxes withheld from employees' wages and all other taxes due or claimed to be due by an governmental body. to the knowledge of the Seller and the Shareholders, such tax returns properly reflect the taxes payable for the periods covered thereby. To the knowledge of the Seller and the Shareholders, all such taxes due for all taxable periods ending on or prior to the Closing Date have been, or will be, timely paid by the Seller. The Seller has not waived the statute of limitations on the right of any governmental body to assess any additional taxes or to contest the items reported on any such tax returns. The Seller has made available to the Purchaser's tax accountants true and complete copies of all tax returns filed by or on behalf of the Seller for each of the past three taxable years.

               (s) Disclosure. No representation or warranty of the Seller or any Shareholder contained in this Agreement, and no statement contained in any certificate, schedule, annex, list or other writing furnished to the Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

               (t) Brokers. No agent, broker, investment banker, person or firm acting on behalf of the Seller or any Shareholder or under the authority of the Seller or any Shareholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

               (u) Bulk Sales. No bulk sales laws are applicable to the transactions contemplated by this Agreement.

               2.2. Representations and Warranties by Purchaser. The Purchaser represents and warrants to the Seller and the Shareholders as follows:

               (a) Organization, Standing and Power. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted.

               (b) Authority; Binding Agreements. (i) The execution and delivery of this Agreement, the Employment Agreements and the Assignment, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Purchaser. The Purchaser has all requisite corporate power and authority to enter into this Agreement, the Employment Agreements and the Assignment and to consummate the transactions contemplated hereby and thereby and the Purchaser has duly executed and delivered this Agreement. This Agreement is, and upon execution and delivery, the Employment Agreements and the Assignment will be, the valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

               (c) Conflicts; Consents. Neither the execution and delivery of this Agreement, the Employment Agreements or the Assignment, the consummation of the transactions contemplated hereby or thereby nor compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Purchaser, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the

Purchaser is a party, or by which the Purchaser or the Purchaser's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or
(iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Purchaser or the Purchaser's properties or assets. No consent or approval by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Purchaser of this Agreement, the Employment Agreements or the Assignment, or the consummation of the transactions contemplated hereby or thereby.

               (d) Brokers. No agent, broker, investment banker, person or firm acting on behalf of the Purchaser or under the authority of the Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby except for Williams Financial.

               (e) Review by Purchaser. As of the Closing Date, the Purchaser and its representatives will have reviewed all written materials relating to the Business delivered by the Seller or the Seller's representatives to the Purchaser or the Purchaser's representatives on or prior to the Closing Date, and, based upon the materials reviewed, the Purchaser will have made all inquiry it deemed necessary in connection with the transactions contemplated hereby.


                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

               3.1. Expenses; Sales Taxes. Except as provided in this Section each party hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby. The Seller shall pay the cost of all income, single business, sales, transfer, use, gross receipts, registration and similar taxes arising out of or in connection with the transactions contemplated by this Agreement. The Purchaser shall pay any fee due to Williams Financial.

               3.2. Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to ensure the proper assignment and delivery of the Acquired Assets to the Purchaser, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby. The Seller shall promptly pay or cause to be paid to the Purchaser any amounts received by the Seller or any affiliate after the Closing which constitute Acquired Assets.

               3.3. Non-Disclosure. The parties hereto agree that they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby. Except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq National Market), each of the parties agrees not to disclose publicly the existence of this Agreement or the proposed transactions without the written consent of the other party or parties, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser may disclose the existence and terms of this Agreement and the proposed transactions to existing or prospective lenders or other parties providing financing to the Purchaser or any of its affiliates.

               3.4. Confidentiality; Non-Competition. (a) The Purchaser, the Seller and the Shareholders each agree that all financial or other information about the Purchaser, or the Seller, or other information of a confidential or proprietary nature, disclosed to the other at any time in connection with the proposed transaction shall be kept confidential by the party receiving such information and shall not be disclosed to any person or used by the receiving party (other than to its agents or employees or in connection with the transactions contemplated by this Agreement) except: (i) with the prior written consent of the disclosing party; (ii) as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq National Market); (iii) such information which may have been acquired or obtained by such party (other than through disclosure by the other party in connection with the transaction contemplated by this Agreement); or (iv) such information which is or becomes generally available to the public other than as a result of a violation of this provision. The Purchaser, the Seller and the Shareholders shall be bound by the terms of this paragraph (a) for a period of five years after Closing.

               (b) The Seller and the Shareholders hereby acknowledge and recognize such parties' possession of confidential or proprietary information and the highly competitive nature of the Business and accordingly agree that, in consideration of the Purchaser entering into this Agreement and the other transactions contemplated hereby and the premises contained herein, such parties will not, from and after the date of the Closing for a period of three years after the date of the Closing, for any reason whatsoever, (i) directly or indirectly engage in the United States in any competitive business, whether such engagement shall be as an employer, officer, director, owner, employee, partner or other agent or participant, (ii) assist others in engaging in any competitive business in the manner described in the foregoing clause (i), (iii) solicit, attempt to solicit or do business with any prior or then current customers of the Business or (iv) induce employees of the Business, the Purchaser or any affiliate of the Purchaser to terminate their employment with the Purchaser or such affiliate, as the case may be, or hire any employees of the Purchaser or any affiliate of the Purchaser to work with the Seller or any Shareholder or any company or business affiliated with the Seller or any Shareholder. The covenant of the Shareholders set forth in this paragraph (b) is in further consideration of the payment by the Purchaser of $55,800 to Heald, $19,800 to Fay, $7,200 to Scrivens and $7,200 to Meeuwsen, such payments to be made on the Closing Date by certified or bank check or checks or, at the option of the Shareholders, by wire transfer to an account or accounts of the Shareholders designated to the Purchaser. The Shareholders shall provide the Purchaser with notice of the exercise of such option and the designation of such account, such notice to be delivered not less than three days before the Closing.

               (c) In the event of a breach or threatened breach by any party of the provisions of this Section, the non-breaching party shall be entitled to an injunction restraining such party from such breach. Nothing contained in this paragraph (c) or elsewhere in this Agreement shall be construed as prohibiting the non-breaching party from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable in the event of a breach or threatened breach by any party of the provisions of this Section.

               3.5. Use of Name. In consideration of the Purchaser's entering into this Agreement and the consummation of the transactions contemplated hereby, the Seller hereby consents to the Purchaser's use, from and after the Closing Date, of the name "PBS Northwest" or any combination or derivation thereof. The Seller shall, as soon as practicable after the Closing Date, change its name so that its name does not include any combination or derivation of "PBS Northwest" and file such name change certificates or notices as and when required by applicable law.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT



               4.1. Conditions of Obligations of the Purchaser. The obligations of the Purchaser to close the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless waived by the
Purchaser:

               (a) Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement, the Employment Agreements, the Bill of Sale and the Assignment and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Seller and the Shareholders, as the case may be, and the Seller and the Shareholders shall have full power and authority to enter into and deliver such agreements and to consummate the transactions contemplated hereby and thereby.

               (b) Representations and Warranties. The representations and warranties of the Seller and the Shareholders contained herein shall be true and correct in all material respects as of the Closing Date, and the Seller and the Shareholders shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

               (c) Consents, Amendments and Terminations. The Purchaser shall have received duly executed and delivered copies of all waivers, consents, terminations and approvals contemplated by Section 2.1(d) and Schedules 2.1(d) and 2.1(i), all in form and substance reasonably satisfactory to the Purchaser.

               (d) Bill of Sale; Assignment. The Seller shall have delivered to the Purchaser the Bill of Sale conveying the personal property included in the Acquired Assets, in substantially the form of Exhibit B, and the Assignment, in substantially the form of Exhibit C.

               (e) Financial Results. The Seller shall have earnings before interest and taxes ("EBIT") for the fiscal year ended December 31, 1995 of not less than $542,299 and EBIT for the

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12 months ended immediately  before the Closing Date, of not less than $542,480.
Since October 1, 1995, the Seller shall have opened new accounts reasonably expected to produce estimated aggregate annual revenues of not less than $300,000. EBIT shall be calculated using policies adhering to GAAP, except that if there is more than one policy allowed under GAAP, the policy allowed under GAAP which is consistent with the past accounting practices of the Seller with respect to the Business shall be used.

               (f) Customers; Customer Contracts. At Closing, the Purchaser shall have received a certificate of the chief executive officer of the Seller, identifying (i) any customers listed on Schedule 2.1(n) as customers of the Business as of the month end prior to the date of this Agreement (the "Month End") who are not customers of the Business as of the Closing Date and (ii) any customers of the Business as of the Closing Date not listed on Schedule 2.1(n) as customers of the Business as of the Month End. The list of customers as of the Month End as set forth in Schedule 2.1(n), as modified by the certificate delivered pursuant to this Section, shall be referred to herein as the "Closing Date Customer List". The Purchaser shall have received (y) at least 5 days prior to the Closing Date a true and complete copy of each contract between each customer of the Business and the Seller, certified as true and complete by the chief executive officer of such Seller, and (z) at Closing a certificate of the chief executive officer of the Seller updating the certificate delivered pursuant to clause (y).

               (g) Opinion of Counsel. The Purchaser shall have received the opinion dated the Closing Date of Ambrose & Associates, PC, counsel to the Seller and the Shareholders, in substantially the form of Exhibit D.

               (h) Financial Statements. The Purchaser shall have received a balance sheet of the Seller as of the Closing Date and a related statement of operations for the 4-month period ending at the most recent month end prior to the Closing Date (the "Closing Date Financial Statement") certified by the chief executive officer and chief financial officer of the Seller. At the Closing Date, the assets of the Business, by account, shall not be materially less than the assets set forth in the December 31, 1995 balance sheet included in Schedule 2.1(e) and the liabilities of the Business, by account, shall not be materially greater than the liabilities set forth in such balance sheet.

               (i) Due Diligence. The Purchaser and its representatives shall have completed a due diligence review of the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, billings, revenues, earnings, business and prospects of, and any other matters relating to, the Seller and the Shareholders, and the results of such due diligence shall be satisfactory to the Purchaser in its sole discretion.

               (j) Financing.  The  Purchaser  shall  have  obtained   financing
sufficient to satisfy all of the Purchaser's obligations under this Agreement, satisfactory to the Purchaser in its sole discretion.

               (k) Employment Agreements. The Shareholders each shall have delivered to the Purchaser an Employment Agreement, in substantially the form of Exhibit A.

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


               (l) Other Documents. The Purchaser shall have received such other documents, certificates or instruments as it may reasonably request.

               4.2. Conditions of Obligations of the Seller and Shareholders. The obligations of the Seller and the Shareholders to close the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless waived by the Seller and the Shareholders:

               (a) Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement, the Assignment and the Employment Agreements and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Purchaser, and the Purchaser shall have full power and authority to enter into and deliver such agreements and to consummate transactions contemplated hereby and thereby, as applicable.

               (b) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the Closing Date, and the Purchaser shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

               (c) Assignment. The Purchaser shall have delivered to the Seller the Assignment, duly executed by the Purchaser, in substantially the form of Exhibit C.

               (d) Employment Agreements. The Purchaser shall have entered into an Employment Agreement with each Shareholder, in substantially the form of Exhibit A.

               (e) Opinion of Counsel. The Seller shall have received the opinion dated the Closing Date of Howard, Darby & Levin, counsel to the Purchaser, in substantially the form of Exhibit E.

               (f) Purchase Price; Noncompete Payment. The Seller shall have received, pursuant to Section 1.3, the Purchase Price and each of the Shareholders shall have received such Shareholder's noncompete payment pursuant to Section 3.4(b).

               (g) Other Documents. The Seller shall have received such other documents, certificates or instruments as it may reasonably request.

                                    ARTICLE V
                                    INDEMNITY

               5.1. Indemnification. (a) The Seller and the Shareholders jointly and severally indemnify and hold harmless the Purchaser, and their respective affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person arising from, by reason of or in connection with:

               (i) any misrepresentation or breach of any representation, warranty or agreement of the Seller or any Shareholder contained in this Agreement or any certificate or other document delivered by the Seller or any Shareholder hereunder;

               (ii) the non-fulfillment by the Seller or any Shareholder of any agreement made by such party in this Agreement;

               (iii) any and all Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) of any kind related to the Business for any and all periods ending on or prior to the Closing Date;

               (iv) the conduct of the business or other operations of the Business before or on the Closing Date or any condition existing relating to product or environmental liability prior to the Closing Date;

               (v) except for the Assumed  Liabilities,  any and all liabilities
        or  obligations   of  the  Seller,   including  any  and  all  Unassumed
        Liabilities;

               (vi) the failure of the Seller or the Purchaser to comply with any bulk sales laws or any state or local tax laws applicable to the transactions contemplated by this agreement;

               (vii) claims under checks issued by the Seller prior to the Closing Date that remain uncashed or have expired as of the Closing Date; and

               (viii) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (vii) of this Section 5.1(a).

               (b) The Purchaser indemnifies and holds harmless the Seller and the Shareholders, and their respective partners, directors, officers, employees and other agents and representatives, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person arising from, by reason of or in connection with:

               (i) any misrepresentation or breach of any representation, warranty or agreement of the Purchaser contained in this Agreement or any certificate or other document delivered by the Purchaser hereunder;

               (ii) the non-fulfillment by the Purchaser of any agreement made by it in this Agreement;

               (iii) the conduct of the business or other operations of the Business after the Closing Date and any and all Assumed Liabilities; and

               (iv) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i), (ii) and (iii) of this Section 5.1(b).

               (c) In case any claim or litigation which might give rise to any obligation of a party under the indemnity and reimbursement provisions of this Agreement (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence and amount thereof. Failure to give such notice shall not prejudice the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party.

               (d) The Purchaser may set off against any amounts due to the Seller the amount of any indemnity to which the Purchaser becomes entitled under this Agreement; provided that the Purchaser may exercise this right of setoff only following a final, non-appealable adjudication as to the liability of the Seller. The obligations of the Seller under this Section 5.1 for any claim to indemnity shall be reduced by the amount (if any) that the Purchaser so sets off for such claim.

               5.2. Limitations. The indemnification and reimbursement obligations (other than for claims relating to or arising out of Section 5.1(a)(i), (iii), (iv), (v), (vi) and (viii)) hereunder shall expire on the third anniversary of the Closing Date (the "Expiration Date"), except as to any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or before the Expiration Date.

               5.3. No Election. Nothing contained in this Article V shall be deemed an election of remedies under this Agreement or limit in any way the liability of any party under the Employment Agreements or any other agreement to which such party is a party relating to this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

               6.1. Entire Agreement. This Agreement and the schedules and exhibits hereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties. In the event of any conflict between this Agreement and either of the Bill of Sale or the Assignment, this Agreement shall govern.

               6.2. Acknowledgement by Purchaser. Purchaser acknowledges that it has entered into this Agreement on the basis of the representations, warranties, covenants and agreements contained herein and its own examination, personal knowledge, and opinion of the value of the Business and the Seller. Purchaser has not relied on any representation made by Seller and the Shareholders other than those set forth in this Agreement. Purchaser further acknowledges that Seller and the Shareholders made no agreement or promise to repair or improve any of the leasehold improvements, equipment, or other personal property being sold to Purchaser under this Agreement, and that, subject to the representations and warranties contained herein, Purchaser takes all such property "as is", in the condition existing on the Closing Date.

               6.3.   Descriptive   Headings;   Certain   Interpretations.   (a)
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

               (b) As used in this Agreement, the phrase "to the knowledge" of a party shall refer to matters within the actual knowledge of the referenced party or parties and shall not include constructive or imputed notice or knowledge; and the use of that phrase shall not imply that the referenced party or parties have undertaken any special inquiry or investigation with respect to the representation modified by such phrase, unless circumstances within the actual knowledge of the referenced party or parties would warrant a reasonable person to undertake further inquiry when presented with similar circumstances.

               (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

               6.4. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Purchaser, to:

               PSS PBS Northwest, Inc. c/o
               Physician Support Systems, Inc.
               Route 230 and Eby-Chiques Road
               P.O. Box 36
               Mt. Joy, Pennsylvania 17552
               Telecopy:  717-653-0567
               Attention: Peter W. Gilson

                          Hamilton F. Potter III

with a copy to:

               Howard, Darby & Levin
               1330 Avenue of the Americas
               New York, New York 10019
               Telecopy:  212-841-1010
               Attention: Kelly Vance, Esq.

If to the Seller or the Shareholders to:

               PBS Northwest, Incorporated
               5201 S.W. Westgate Drive
               Suite 111
               Portland, Oregon 97221
               Telecopy:  503-292-0132
               Attention: Judy M. Heald

with a copy to:

               Ambrose & Associates, PC
               22 S.W. Columbia Street
               Suite 1670
               Portland, Oregon 97201
               Telecopy:  503-222-0984
               Attention:  David R. Ambrose, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received if given personally or by telecopy, or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

               6.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               6.6. Survival. Except as set forth in Section 5.2, all representations and warranties, agreements and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the Closing and shall remain in full force and effect until the Expiration Date; provided that the representations and warranties in paragraphs (b), (c), (g)(i), (k), (l),
(m), (n), (o), (q) and (s) of Section 2.1 and the agreements in Sections 3.1 and
3.4 shall not expire on the Expiration Date.

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



               6.7. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, except that any party providing financing for the transactions contemplated by this Agreement may rely on the representations, warranties and agreements of the Seller and the Shareholders.

               6.8. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

               6.9. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferrable by any party hereto without the prior written consent of the other parties hereto; except that the Purchaser may assign all or part of its rights and obligations hereunder to any other affiliate of the Purchaser if upon such assignment to its affiliate, the Purchaser shall guaranty, in form and substance reasonably acceptable to the Seller and the Shareholders, the performance by such assignee of its obligations hereunder. Following any such permitted assignment, the term "Purchaser" shall mean such assignee. Any purported assignment not permitted by this Section shall be void.

               6.10. Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

               6.11.  Attorney Fees and Costs;  Remedies for  Misrepresentation.
(a) In the event Action becomes necessary to enforce or interpret the terms of this Agreement or any rights arising therefrom or thereunder, or to recover damages for breach of any terms of this Agreement, or to obtain injunctive or other equitable relief, the prevailing party in such Action shall be entitled to recover reasonable attorney fees and costs incurred in such action, as determined by the trial court. In the event of any appeals from the Action, the prevailing party shall be entitled to recover their reasonable attorney fees and costs incurred in such appeals, as determined by the appropriate appellate courts. The term "costs" shall include, in addition to statutory costs and disbursements, all costs associated with the initial investigation of and determination whether to commence an Action, and all costs associated with discovery depositions, witness fees (expert and otherwise), and out-of-pocket costs incurred by the prevailing party on the prosecution or defense of the Action. For the purpose of this section, the term "Action" shall be deemed to include any proceeding commenced in any court of general or limited jurisdiction, including any proceeding commenced in the bankruptcy courts of the United States.

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               (b) The sole and  exclusive  remedy of a prevailing  party in any
Action arising out of any misrepresentation (other than one due to actual fraud) or breach of warranty, in violation of Sections 2.1 or 2.2 herein, shall be the recovery of the direct economic damages to such party, if any, arising out of such misrepresentation or breach. None of the parties hereto shall be liable for any indirect or consequential damages as a result of such a misrepresentation or breach of warranty.

     6.12. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT IN THE CITY OF PORTLAND, STATE OF OREGON IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

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



               IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                    PBS NORTHWEST, INCORPORATED


                                    By:
                                       ------------------------------------
                                          Name:
                                          Title:


                                    ---------------------------------------
                                    Judy M. Heald, as Shareholder



                                    ---------------------------------------
                                    Margaret A. Fay, as Shareholder



                                    ---------------------------------------
                                    Rochelle Marie Scrivens, as Shareholder



                                    -----------------------------------
                                    Virginia Carol Meeuwsen, as Shareholder

                                    PSS PBS NORTHWEST, INC.


                                    By:________________________________
                                          Name:
                                          Title:

                            STATEMENT OF DIFFERENCES
         The section mark symbol shall be expressed as ...... 'ss'